Exhibit 99.2

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EDITED TRANSCRIPT BIG - Q4 2013 Big Lots, Inc. Earnings Conference Call EVENT DATE/TIME: MARCH 07, 2014 / 01:00PM GMT
OVERVIEW:
BIG reported 4Q13 consolidated Co. net sales of $1.636b and consolidated Co. income from continuing operations of $81m or $1.39 per diluted share. Co. expects 2014 total sales to be flattish to slightly down and diluted EPS from continuing US operations to be $2.25-2.45. 1Q14 diluted EPS from continuing operations is expected to be $0.40-0.45.

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MARCH 07, 2014 / 01:00PM GMT, BIG - Q4 2013 Big Lots, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS
Andy Regrut Big Lots, Inc. - Director of IR
Tim Johnson Big Lots, Inc. - EVP and CFO
David Campisi Big Lots, Inc. - President and CEO

CONFERENCE CALL PARTICIPANTS
Paul Trussell Deutsche Bank - Analyst
Meredith Adler Barclays Capital - Analyst
Matthew Boss JPMorgan - Analyst
Patrick McKeever MKM Partners - Analyst
David Mann Johnson Rice - Analyst
Jeff Stein Northcoast Research - Analyst
Dan Wewer Raymond James - Analyst
Brad Thomas KeyBanc Capital Markets - Analyst
Dutch Fox FBR Capital - Analyst

PRESENTATION

Operator

Ladies and gentlemen, welcome to the Big Lots fourth quarter 2013 teleconference. This call is being recorded. During this session all lines will be muted until the question-and-answer portion of the call. (Operator Instructions). At this time I like to introduce today's first speaker, Andy Regrut, Director of Investor Relations.

Andy Regrut - Big Lots, Inc. - Director of IR

Thanks, Carrie, and thank you everyone for joining us for our fourth quarter conference call. With me here today in Columbus are David Campisi, our CEO and President, and Tim Johnson, Executive Vice President and Chief Financial Officer.

Before we get started I would like to remind you that any forward-looking statements we make on today's call involve risk and uncertainties and are subject to our Safe Harbor provisions as stated in our press release and our SEC filings and that actual results can differ materially from those described in our forward-looking statements.

For the fourth quarter of fiscal 2013, our results include a deferred tax benefit of $23.9 million or $0.41 per diluted share related to our loss on investment in our Canadian operations. Also, as expected, our wholesale operations closed in the fourth quarter of fiscal 2013 and are now reported as discontinued operations for both 2013 as well as prior years, which have been recast for this change.

Reconciliations of GAAP to non-GAAP adjusted earnings for both this year and last year are available in today's press release. All commentary today is focused on adjusted non-GAAP results from continuing operations which excludes both of these items.

One other item to mention, starting in the fourth quarter of fiscal 2013, we realigned our merchandise organization and the corresponding reporting structure. We will now report results for Food, Consumables, Seasonal, Soft Home, Hard Home, Electronics and Accessories, and Furniture, which now includes Home Decor and Frames. These changes will be reflected in today's commentary and in our Form 10-K to be filed in early April.

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MARCH 07, 2014 / 01:00PM GMT, BIG - Q4 2013 Big Lots, Inc. Earnings Conference Call

With that, I will now turn the call over to TJ.

Tim Johnson - Big Lots, Inc. - EVP and CFO

Thanks Andy, and good morning, everyone. For the fourth quarter of fiscal 2013, U.S. comparable store sales decreased 3% which was consistent with our guidance previously provided on December 5, 2013. For the consolidated Company, net sales for the 13-week fourth quarter of fiscal 2013 were $1.636 billion, a decrease of 6% compared to last year's 14-week period.

For the consolidated Company, income from continuing operations was $81.0 million or $1.39 per diluted share, compared to consolidated income from continuing operations of $120.1 million or $2.08 per diluted share last year. As a reminder, we estimated the impact of the extra week last year to be approximately $0.05 per diluted share.

As Andy highlighted, we recognized a tax benefit of approximately $24 million, or $0.41 per diluted share in Q4. You may recall in our last call we mentioned the potential of tax savings related to the loss on our Canadian investment. The benefit will result in lower cash tax payments in future quarters or years.

In our view, the most relevant measure for investors to understand is U.S. ongoing operations without this tax benefit. In other words, without this benefit, how was Q4? The answer is we delivered on our guidance and did what we said we would do in a very difficult environment.

For continuing U.S. operations, sales for the fourth quarter of fiscal 2013 were $1.572 billion, a decrease of 7.3% compared to the $1.696 billion we reported for the fourth quarter of last year, which as I mentioned, did include an extra week of selling. Comparable store sales which are the more representative measurement of performance in this timeframe decreased 3%, again, in line with our guidance of a low-to-mid single-digit decline.

Adjusted income from continuing U.S. operations, which excludes the tax benefit I mentioned, totaled $84.1 million or $1.45 per diluted share, again, in line with our guidance. This compares to $119.9 million, or $2.08 per diluted share last year.

For Q4, the operating profit rate was 8.6%, compared to last year's rate of 11.6%. The decline in rate was driven by lower comps, a lower gross margin rate, and expense deleverage.

Our gross margin rate for the quarter was 38.8%, down 100 basis points to last year. As expected, the rate decline was the result of higher markdowns fairly evenly split between seasonally sensitive merchandise and incremental markdowns associated with the beginning of the exit process for certain businesses as part of our "edit to amplify" merchandising strategy.

Total expense dollars were $475 million, a $3 million decline compared to last year; however, our expense rate increased to 30.2%. Expense deleverage came from higher depreciation expense, higher occupancy costs, and the deleveraging impact of a negative 3% comp has on certain fixed expenses. Interest expense was essentially flat to last year and the fourth quarter adjusted tax rate of 37.3% compared to last year's 38.5%.

During the fourth quarter, we opened three new stores in the U.S. and closed 35 stores leaving us with 1,493 stores and total selling square footage of 32.7 million.

In Canada for the quarter, our net loss was $27.0 million, or $0.47 per diluted share, compared to our guidance of $0.65 to $0.75 loss per diluted share. Overall, we were pleased with sales of merchandise in liquidation mode as our sell through and recovery rate was right on our forecast. The favorability to our guidance was expense driven as the Canada team managed operating expenses very well in a difficult situation. Additionally, certain wind down expenses will be recognized in Q1 rather than in Q4. So timing also played a role.

Moving on to the balance sheet, inventory on a consolidated basis ended the fourth quarter of fiscal 2013 at $915 million compared to $918 million last year. The change in inventory was driven by a decline in Canadian inventory as part of the wind down of the business. This decline was partially offset by an increase in inventory per store in our U.S. stores.

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MARCH 07, 2014 / 01:00PM GMT, BIG - Q4 2013 Big Lots, Inc. Earnings Conference Call

For the full year fiscal 2013, total CapEx was $105 million compared to $131 million last year and depreciation expense was $115 million, an increase of $9 million to last year.

Cash flow defined as cash provided by operating activities less cash used in investing activities was $101 million for the fiscal 2013 for the consolidated Company.

The consolidated Company ended the year with $69 million of cash and cash equivalents and $77 million of borrowings under our credit facility. This compared to $61 million of cash and cash equivalents and $171 million of borrowings under our facility last year.

Our use of cash generated by our U.S. operations during the last 12 months has been focused on repaying debt. We ended the year with 57.5 million shares outstanding.

With that I will turn the call over to David.

David Campisi - Big Lots, Inc. - President and CEO

Thanks, TJ, and good morning, everyone. I am sure I am not the first to tell you that retail sales were difficult during the fourth quarter and the holiday season for all of the reasons you have already heard, ranging from weather, to a stressed consumer, to the compressed retail calendar, with fewer shopping days between Thanksgiving and Christmas. And I'm going to tell you all those factors are real and do impact consumer behavior.

With that as a backdrop, we were pleased to be able to deliver on our guidance and our actual comps were what we told you they were going to be. Comps were down 3%, but more importantly after a very difficult November, comps turned positive in December and were flat in January.

You may recall back in December, TJ gave you a very similar trajectory in our guidance and we delivered it. I'm encouraged that this trend has continued into the month of February with some of the same external challenges impacting -- potentially impacting sales.

There were several positive signs in our business in Q4 which should only grow in importance as we move through 2014. Specifically, I am encouraged by Food and Consumables. For the second consecutive quarter, we saw our strongest comps in two of our biggest businesses, that is both Food and Consumables comped up mid-single digits.

The team delivered better merchandise content, improvement of in-stocks on our key classifications, and more consistency of flow of product has been established, and Jennifer has responded positively to our efforts.

Along this same category line, we are actively rolling out our cooler freezer program and intend to hit approximately 600 additional stores in full-year 2014, which will leave us with a little over 700 stores by the end of the year. Over the last several months in our test stores, which had cooler and freezers and were SNAP-eligible, we experienced an incremental sales lift in the low single-digit range to the total store. This strategy is one example of how we are actively taking down barriers to customers shopping our store more often and more importantly, more consistently.

So I am very bullish on our future prospects in Food and Consumables.

Next is Furniture. Even though comps were off slightly in our traditional Furniture business, I was pleased with our overall merchandise content and specifically in regions of the country with normal weather patterns. Our Furniture business was positive. Strategically, this category is very important to our success, and I am confident we have strong content and inventory that is well-positioned to maximize on the tax-time selling period of first quarter.

As we look to 2014, the business will be engaged in rolling out a Furniture Financing program to a majority of our stores. We have tested this concept for over six months now and have consistently experienced high-single to low-double-digit increases in Furniture sales at the store level. This is very, very encouraging.

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MARCH 07, 2014 / 01:00PM GMT, BIG - Q4 2013 Big Lots, Inc. Earnings Conference Call

Our rollout schedule will reach approximately 1,300 stores, or over 85% of our store base and will be completed by the end of third quarter. Again, this program enables us to take down a barrier to a customer segment that relies heavily on this type of service and a financing vehicle to furnish her home. If they are not getting this type of liquidity at Big Lots, they are shopping elsewhere. So again, another customer barrier is being taken down.

Looking at our Home business, as Andy mentioned earlier, we restructured our buying teams and how we go to market and this change will ultimately help us better merchandise the store. One of the significant changes is breaking apart our Home business into Soft Home and Hard Home, which is critical because of the different merchant skill-set that is needed to be successful in buying this category.

Specifically in Q4, we started to see some early signs of improving performance in Soft Home or the more fashion side of the house, and that has continued over into February. Hard Home was a little more challenged in the fourth quarter and could be as we continue into spring. This category is challenged due to certain exit businesses which used to reside in the Hardlines area, categories like Tools and Paint, et cetera, which now reside in Hard Home.

Next is Seasonal. Christmas Trim had a tough season in Q4 particularly in some of the outdoor decor and lighting. Here, I believe we had very good content but difficult November sales and weather made it tough to rebound with the compressed calendar. December and January comps were positive in Trim but were not enough to make up the lost volume from November, and we were forced to be more promotional than we originally planned.

Strategically, this category is key with Jennifer and is a major reason she shops us. After spending over a week in Asia looking at many of the spring and fall programs in Seasonal and visiting several of our major vendors and spending time with our merchants, I have a high level of confidence in our assortments and the merchant teams that are running this category.

The last major category under the new alignment is Electronics and Accessories. Electronics, in particular, was very difficult for retail in Q4 and our results were further challenged by parts of the business we are down-trending or exiting, namely mainly Cameras, GPS, Gaming, and some others. From an Accessories standpoint, this category includes merchandise such as Apparel, Lingerie, Luggage, Infant Hosiery and other smaller classifications.

Overall, the Electronics and Accessories category will be downsized during full year 2014 to focus on those need use buy most classifications and a certain level of selling space will be reallocated to other categories which are higher on Jennifer's shopping list.

One last comment on Q4 and merchandising and then I will let TJ talk to you about 2014 guidance. We have talked at length about our "edit to amplify" strategy, and I want you to understand this strategic shift is all about Jennifer. We are listening to her, what she wants from us, what is top of mind for her as she shops our stores, and we are taking that information and building our merchandising strategy around her.

As a result, we are editing several classifications and there is a cost associated with doing so. In our view, a necessary cost in order to amplify our business for the future. The classifications we are editing represent approximately 5% of our total business but are less productive and not top of mind with her. She doesn't wake up in the morning and say, I need to go to Big Lots to buy a kitchen faucet or a TV or paint my living room. She thinks of us for great prices and brands, including consumables, high-quality seasonal product, fashionable selection and affordable prices in furniture and she wants to decorate her home from our store, and we intend to reshape our efforts to meet her needs.

And now I would like to turn the call back over to TJ.

Tim Johnson - Big Lots, Inc. - EVP and CFO

Thanks, David. Let me start with a reminder that given all the stores and DCs in Canada are now closed, our Canadian segment will be reported as discontinued operations starting in the first quarter of fiscal 2014 and all comparisons for 2013 will be recast and presented as DO.

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MARCH 07, 2014 / 01:00PM GMT, BIG - Q4 2013 Big Lots, Inc. Earnings Conference Call

Also, as noted in today's press release, our Board of Directors approved a share repurchase program providing for the repurchase of up to $125 million of our common stock. We have incorporated the expected impact of the share repurchases in our outlook for 2014 which I will cover in a moment.

In terms of first quarter guidance, we estimate income from continuing operations to be in the range of $0.40 to $0.45 per diluted share, compared to adjusted income from continuing operations of $0.70 per diluted share last year. Comp store sales are expected to be in the range of slightly positive to slightly negative.

The gross margin rate for the first quarter of fiscal 2014 is expected to be lower than last year which is predominantly related to markdowns associated with our "edit to amplify" strategy and the exit categories. This activity is consistent with our prior comments to you in December and we continue to see this activity lasting through Q2 of fiscal 2014.

Our expense rate in Q1 is also anticipated to be a above last year due to higher depreciation expense, higher incentive related costs, and higher payroll in our stores as we markdown exit categories and deliver new product to remerchandised areas of the store.

In terms of our annual guidance for 2014, comparable store sales are expected in the range of flat to up 2% with total sales expected to be flattish to slightly down for the year, correlating with a lower expected store count.

The gross margin rate for 2014 is expected to be higher than last year driven by forecasted lower markdowns. Expenses as a percent of sales are expected to increase slightly in this model with leverage in Store Payroll and Distribution and Transportation costs, offset by higher Depreciation, Healthcare, and Compensation expenses.

You may recall our 2013 operating profit was below plan for most of the year resulting in lower bonus and equity compensation related expense. Excluding bonus, we estimate our expense leverage point for 2014 to be approximately a 1% comp. Additionally, we have begun to invest in our e-commerce team and capabilities for a launch sometime in fiscal 2015. The investment in e-commerce in fiscal 2014 is estimated to be approximately $5 million in expense and approximately $15 million in CapEx.

Filling out the rest of the unit P&L for fiscal 2014, we expect net interest expense of approximately $3 million and the effective income tax rate is estimated at 39%. Income from continuing U.S. operations is expected to be in the range of $2.25 to $2.45 per diluted share compared to adjusted income from continuing U.S. operations of $2.45 per diluted share in fiscal 2013.

We expect this level of financial performance will result in U.S. free cash flow of approximately $165 million, partially offset by approximately $25 million for the wind down of our Canada operations for our consolidated cash flow estimate of $140 million. The average diluted share count is forecasted to be approximately 54 million to 55 million shares for fiscal 2014.

For the year, capital expenditures in the U.S. are expected to be approximately $115 million to $120 million. Maintenance capital is estimated to be about $35 million which covers our stores, DCs, and the general office. New store capital is estimated at approximately $20 million for opening 30 new stores. Of the 30 new stores, over half of those new stores will actually be relocations. We also intend to close approximately 50 stores in the U.S.

Investments and certain other strategic initiatives will represent approximately $60 million of CapEx in 2014. These dollars will be focused on the roll out of our coolers and freezers to approximately 600 stores, investments in e-commerce, and the beginning of a new POS register refresh program beginning in the second half of 2014.

Depreciation expense for fiscal 2014 is forecasted at approximately $120 million against $113 million in 2013.

As our guidance indicates, we are in a transition period in the first half of 2014 as we implement and embrace our new "edit to amplify" merchandising strategy. We are marking down exit classifications, delivering amplify merchandise, and focusing on the rollout schedules of coolers and furniture

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MARCH 07, 2014 / 01:00PM GMT, BIG - Q4 2013 Big Lots, Inc. Earnings Conference Call

financing, so there is a significant amount of work and activity occurring to build on sales momentum through the next several months and our plans and guidance reflect accelerating trends for the balance of year.

More importantly, as David mentioned, our efforts in repositioning are based on tested initiatives and specific tailoring of assortments to meet Jennifer's stated needs and desires from our store. For these reasons and many more David will touch on here in a moment, we believe we have a wonderful opportunity to restore sales growth not only in 2014 but in future years on a more consistent basis.

Which leads us to our conversation on the SPP, or strategic planning process, which our team has been working on almost since David's arrival in May. Our goal is to have a finalized, buttoned up plan by the summer and host an analyst/investor day here in Columbus, likely in the June timeframe, and while we are not complete in our strategy and implementation plans, we want to share with you what we believe we know at this point.

Over the SPP period, we're targeting a low single-digit comp, improvements in gross margin, lowering our expense leverage point back down to a flattish comp, thus expanding our operating margin. We believe a target over 6% by 2016 is an achievable goal for our retail operations.

From a sales perspective, we know $156 per foot we earned last year is too low and moving in the wrong direction. Over the SPP period, our goal would be to approach $165 to $170 per foot which would reach or exceed our historic peak productivity. David will highlight some of those reasons. We believe this is what the business is owed over the next three years.

In terms of the gross margin rate, expansion of coolers and freezers, and strength in our Food and Consumables business could possibly be a headwind. However, we believe improvements in some of our higher-margin businesses such as Seasonal and particularly Home, which has underperformed the market, provides us an opportunity.

Additionally, editing unproductive categories and leveraging our markdown spend more efficiently across the store should aid in our efforts to grow the gross margin rate.

Focusing on expenses for a moment, we know 2014 is somewhat of a transition year from an expense standpoint, meaning in certain areas of our business such as merchandising, planning, e-commerce and others, we are investing today for future benefit. Having said that, a 1% comp to leverage SG&A, ex-bonus, is a pretty admirable start, but we believe it should be a constant goal and focus to keep the leverage point closer to flat.

Tall task, and as such, we have drafted a team whose sole focus will be expense efficiency, cross functionally across our business. This level of performance from a model perspective gets you back to 6% plus operating margin for our retail operations. I would expect this model would generate cash flows similar to 2014's U.S. estimate of $165 million and more per year, a high cash model particularly in relationship to today's multiples in market cap.

This is only meant to be a high-level overview of what we anticipate covering in more detail this summer. David?

David Campisi - Big Lots, Inc. - President and CEO

Thanks, TJ. This week marks my 10th month on the job and I have to say I am more excited today about the opportunity to drive meaningful sales and profit growth than even when I first started. In a very short period of time, we have created a mission statement, a vision for the future and value statements all associates are expected to model. Our organization was thirsty for this type of strategic direction.

Second, we are in the final stages of our SPP designed to drive performance over the next three years, focusing on the overarching objectives of Jennifer, our associates, and our shareholders.

In order to focus more on Jennifer or the sales portion of the model, we have assembled mostly a new leadership team who clearly understands that topline growth, consistency of results, and execution has to be a top priority.

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MARCH 07, 2014 / 01:00PM GMT, BIG - Q4 2013 Big Lots, Inc. Earnings Conference Call

In terms of merchandising, I mentioned on our last call, the level and extent of new leadership we had attracted to the business. Working with their partners in merchandise planning, we are already seeing more consistency in our sales and product flow and the quality, brand, fashion and value are now requirements each merchant measures in advance of the buy.

Additionally, particularly in our fashion businesses, understanding where the product is on the customer demand curve will help us limit our exposure and drive the topline sales. Key initiatives such as our cooler rollout, furniture financing, the reallocation of floor space, and not trying to be everything to everyone will have a positive impact on sales and consistency.

How we source our goods and from whom is a high priority. Closeouts are our heritage and a key part of our merchandising strategy. I want to be clear on this point. Based on my experiences and interactions with the vendor community, some of whom we do business with and some whom we don't, I believe improving our vendor relationships and becoming more meaningful to a more selected vendor base is critical to improve the consistency and quality of goods we source and ultimately Jennifer's experience in our stores.

In marketing, simplifying everything we do so as to focus on Jennifer, we are driving for a change and focus on the social media space as evidenced by our recent launch of #thriftisback around the launch of what was previously the Hostess Thrift Store business, a small example of what we see as the opportunity to build our brand socially with Jennifer and allow her to share more about Big Lots with her friends and followers.

This is a totally new approach for BIG, incremental activity to anything we have done in the past and again, aimed at more consistency with our customer base.

We have hired a new creative agency which not only helped us on the thrift launch but has partnered with our teams to put together some pretty powerful media content for TV this spring. I'm really looking forward to you seeing the new program and how it puts BIG in a different light with our customer.

Our ad circulars have gone through a process we call ECRS (eliminate, combine, rearrange and simplify) with the goal of making our ads easier to shop and more conducive to driving traffic and conversion in our stores.

The final element of our strategy to support Jennifer is our desire to move swiftly into an appropriate e-commerce and omnichannel strategy. We know we are behind most of retail, we know these capabilities have customer engagement and sales opportunity and most importantly, we know Jennifer would and wants to buy online. We know she would welcome an opportunity to buy online from existing or expanded assortments and pick up that product in our stores.

It is not an if, it is a when and right now, we believe e-commerce is an initiative for some time in 2015. We are in week three of our design phase with external expertise helping to drive the process. We know it's a commitment this year, as TJ mentioned, and likely an investment in 2015 as well, but not necessarily of the same magnitude. Stay tuned. We think this is a big breakthrough for our brand and our customer.

Lastly, throughout my retail career of managing and growing companies, I have found the key to success always comes down to one thing, people. I would like to thank our associates in the field and the distribution centers and our corporate office for all their hard work and dedication throughout the quarter.

Our team is excited and has fully embraced the new laser focus on Jennifer. We are viewing our business through her eyes and have started to implement processes for consistent execution. It is not business as usual here at Big Lots. This is just the start and we are at the beginning of the beginning.

So with that, I will turn the call back over to Andy.

Andy Regrut - Big Lots, Inc. - Director of IR

Thanks, David. Carrie, we would now like to open the lines for questions at this time.

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MARCH 07, 2014 / 01:00PM GMT, BIG - Q4 2013 Big Lots, Inc. Earnings Conference Call

QUESTIONS AND ANSWERS

Operator

(Operator Instructions). Paul Trussell, Deutsche Bank.

Paul Trussell - Deutsche Bank - Analyst

Want to start off asking a question about the top line. I appreciate the color on what you are seeing when you roll out the furniture financing. I'm hoping you can just give us a little bit more detail about exactly how that works when you roll it out in the store, just kind of help us understand the process.

And then if you can give similar color on the cooler rollout and what you have seen and those 100+ stores to date in terms of the lift to your food business and how quickly you are able to attract that EBT customer? Thank you.

Tim Johnson - Big Lots, Inc. - EVP and CFO

Yes, Paul, this is TJ. I will start and David can certainly chime in here. From a furniture financing perspective, as we mentioned in our prepare comments, we had a little over 100 stores in test mode for about a six-month period. We actually added in the January timeframe another couple hundred stores to the process just in time for tax time selling, which has proven to be a real nice add to business here over the last several weeks.

The test results that we mentioned in the 100 stores actually got stronger as we moved into the tax time selling period, not a big surprise I guess but we were very encouraged by that. The rollout period will happen really over the next three to four months where we will not only provide training to our associates but will also provide further systemic support from the back office as well as think of them as mini laptops in the stores to help process the applications.

So we are trying to go about this as quickly as we can. We know there's an opportunity there. There is a customer out there that is thirsty for that type of opportunity to shop in our stores. The stores have embraced it, the merchants have done a great job with their planning partners really getting inventory ready and set in those stores, so we are very excited about that opportunity.

I know there were a couple of notes written in the past few days about the discontinuance of our private label credit card program and candidly that was somewhat coincidental, our provider had kind of put us on notice over the last few months but that just not had been a profitable program for them based on some of the banking requirements that they live under and what they were allowed to accept in our stores. So it was very nice timing that we had furniture financing in the wings to kind of fill the void.

So I know there was also some commentary about potential challenges or risks with not having that private label credit card program. I would just tell you we are not concerned with that, it was -- I will call it an insignificant part of our business, clearly much less than 1% of the total. So we know we have a bridge here to furniture financing that will more than fill that gap and grow comps in the furniture business.

Second part of your question as it relates to coolers and freezers, there is -- it is really amazing, we have had a cross functional group attached to this project for a number of months now and that is merchandising, planning and allocation, real estate and the sales audit team, finance has been involved and I am sure IT certainly has been involved and I'm sure I'm missing a couple, but the business has really rallied behind that test and the stores are just very excited about getting it in their markets. We have had it in a number of markets across the country from Columbus and Detroit to San Diego to Orlando, Knoxville I believe was one of them and I know there is one I'm missing but across the country, across demographic segments, and it has performed very well almost without exception.

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MARCH 07, 2014 / 01:00PM GMT, BIG - Q4 2013 Big Lots, Inc. Earnings Conference Call

So we're very excited about that opportunity. You know, Paul, we put the coolers in the stores and we start selling the product right away. There is a waiting period that we have to go through before we can get formal certification to accept EBT and SNAP and then once we get that approval, business ticks another notch up as that customer starts to use our stores in that way. So it has really been a win across stores, across the customer types, across demographics and across the country.

So the Food and Consumables team is anxious to get that rolled out as the rest of us are. There is a halo effect that comes along with putting in coolers and freezers and I will tell you the halo effect is primarily in Food because again that is where the EBT and SNAP benefits can be used. But there are other parts in the store that see a slight benefit as well. So again for us to have two tested known comp drivers to roll out this year is a pretty big deal. We are excited.

Paul Trussell - Deutsche Bank - Analyst

That is very helpful color. I have just one question on margins then I will pass it on. Just with the "edit to amplify" strategy, could you at all quantify the impact to gross margins in the first half that is attributed to that "edit to amplify" rollout?

And then just kind of bigger picture, as you think about 6% EBIT margin by 2016, does that include gross margins going back to 40% or above? Thank you.

Tim Johnson - Big Lots, Inc. - EVP and CFO

Sure, Paul. It is difficult for me to quantify for you to a number on "edit to amplify" and exit because again, a lot has to go right in terms of the sell through of that product over the next few weeks. What I would tell you, I would pivot back to fourth quarter if you look at the margin rate decline that we experienced, roughly half of that was associated with "edit to amplify" in just the fourth quarter. So half of that or 50 basis points of the decline to last year was in those categories.

As you look forward particularly in the first quarter, I would suggest to you it is that much if not a little bit more as we take not only second markdowns on the Q4 stuff but start to take first markdowns on the balance of the categories. So it is significant to the fourth quarter, it was, and it is significant to the first quarter. Again hopefully our sell through continues to do well and the impact is less than that in the second quarter.

Speaking longer-term, I don't want to commit to a specific margin rate, I would tell you that we clearly understand that coolers and freezers and the success that we've had in Food and Consumables over the last few months we absolutely want that to continue, we know those are footsteps. We know it pressures margins, we also know in other categories where we have not performed as consistently we need to, and those are some of our higher-margin categories.

Additionally, what I would tell you is the focus on inventory turnover and to use David's phrase, some of the quality, brand, fashion, value and really taking a harder look at the buy up front absolutely should have some positive impact on margins as well. So the model and the 6% is not beholden on getting back to 40% or above, it is about driving productivity through the box, keeping our expense structure lean and just growing margins ever so slightly over time.

Paul Trussell - Deutsche Bank - Analyst

Appreciate it. Thank you.

Operator

Meredith Adler, Barclays.

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MARCH 07, 2014 / 01:00PM GMT, BIG - Q4 2013 Big Lots, Inc. Earnings Conference Call

Meredith Adler - Barclays Capital - Analyst

Congratulations, TJ, on the promotion.

Tim Johnson - Big Lots, Inc. - EVP and CFO

Thank you.

Meredith Adler - Barclays Capital - Analyst

My questions probably follow on Paul's questions a little bit. You had mentioned that about 5% of the sales was products that you don't think Jennifer wants to buy. But how much of the space in the store is dedicated to those products? That is my first question.

Tim Johnson - Big Lots, Inc. - EVP and CFO

Yes that is a good question. I would tell you and you know our stores very well, our store types and sizes and shapes and everything else vary quite a bit. If you think about some of the categories that we are exiting though with Hardlines and some of the bigger ticket Electronics as an example, those can tend to be some good-sized product, maybe a little bulkier than some of the smaller Consumables.

So I don't have a specific answer for you, Meredith, but if I were to hazard to guess I would say it was probably 5% or slightly more. Again it is the less productive parts of the store. I think the challenge for us over the next few months, which we are up to, is replacing that volume. Again we might not have been happy with the performance but there was absolutely some sales there we have got to replace and the merchants have a long list of ideas, and we are going to work that into the store in the next few months.

Meredith Adler - Barclays Capital - Analyst

Okay, and then another question I have is about inventory. I mean you mentioned that inventory per store was up although you clearly worked hard to markdown strictly seasonal merchandise. But maybe you could just talk a little bit about, you didn't say how much inventory per store was up. And is there anything -- I mean you are going to do a lot of work to get rid of the merchandise you don't want. But is there stuff, is there excess of things that might be considered ongoing inventory?

David Campisi - Big Lots, Inc. - President and CEO

Yes, Meredith, I would tell you that the biggest investment we put into inventory in the fourth quarter was in the Food and Consumables area, and it is paying off very, very well, and that is really the only area where we have invested heavily as we moved into Q1, we continue to do that.

Outside of that, we came out of the year fairly clean in the Christmas Trim business and we made some decisions to invest in some other areas of the business. We're starting to see as I said on the call some signs of life in the fashion side, the soft side of Home and honestly there is a few businesses in the hard side too, the Tabletop business and the Gadget business and those categories are starting to perform very well. So we are investing in there.

But I don't have any concerns on an inventory per store basis based on how quickly we are moving through. The Food businesses is really, really rocking right now. So I would tell you this though, overall as a Company, it is a focus of ours to improve our turnover and the merchants are very clear on what they need to do, and I think it is really hard to explain this quality, brand, fashion, value component that was never used in the merchant world.

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MARCH 07, 2014 / 01:00PM GMT, BIG - Q4 2013 Big Lots, Inc. Earnings Conference Call

What that is going to do is truly force our buyers to make, whether it is a closeout or an in and out or a never out, the never outs obviously go through a serious level of SKU rationalization, and it happens to turn faster than the other two outs. But what this is going to do is force us to stop buying things that don't sell even in the areas that we believe in, we want it to have a very high rating on quality and brand and fashion in those areas, and the merchants are embracing that and I think what that is going to turn into is a faster turn and a higher sales per square foot model.

Tim Johnson - Big Lots, Inc. - EVP and CFO

Yes, adding on to what David just mentioned, Meredith, and to specifically answer your question, inventory in U.S. stores per store was up about 4% at the end of the quarter. Again, the bulk of that increase is in Food and consumables and candidly you probably see that a little bit in terms of our AP leverage which is down slightly and the cash flow number which was a little bit below our original guidance.

So, the timing of inventory flow and the terms on Food and Consumables are different than some of our longer lead time categories. So all of that walks together and as David mentioned, the Food and Consumables part of our business for the second quarter in a row, in the fourth quarter, and not to put too much pressure on him, but in the first quarter they are absolutely expected to lead the store, so we are comfortable with how it has kind of mixed out coming into the new year.

Meredith Adler - Barclays Capital - Analyst

That is wonderfully helpful. Thank you, and then I just have one very quick question. In the stores where you have products for financing, would you say that the customer is buying mostly simple things like mattresses or do feel like they are shopping a wider variety of product in that department?

Tim Johnson - Big Lots, Inc. - EVP and CFO

Meredith, currently in the kind of the test phase and until we complete the rollout of this, the furniture financing opportunity is only available in Upholstery, Mattresses and Casegoods which is essentially Bedroom and Dining and was Fireplaces during the Q4 timeframe.

An additional opportunity here candidly is, as we get the rollout complete and have all of the systemic support in place, what we are anxiously awaiting is kind of getting to some of the other categories in the store, so you can kind of picture a scenario that says, hey, if furniture financing is available for Upholstery, which is $299 or $399, how will a customer respond if we make that available later this year towards Patio Furniture or when we get into the Christmas timeframe some of the other larger ticket decorative type pieces that the customer loves in our stores.

So we think potentially as we get the program rolled out and all of the systemic support in place, potentially there is an opportunity to look at some of the other bigger ticket categories in the store as kind of the next leg of this.

Meredith Adler - Barclays Capital - Analyst

Great. It's all very exciting. Thank you.

Operator

Matthew Boss, JPMorgan.

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MARCH 07, 2014 / 01:00PM GMT, BIG - Q4 2013 Big Lots, Inc. Earnings Conference Call

Matthew Boss - JPMorgan - Analyst

Hey, guys, congrats on a nice quarter. On the fixed cost hurdle going back to flattish, can you talk about some of the opportunities in the cost structure? I know you outlined some e-commerce costs ahead. Just trying to figure out the flattish fixed cost hurdle and how you get there?

Tim Johnson - Big Lots, Inc. - EVP and CFO

Sure, Matt, I think a couple of things. I think you have got to look at your biggest numbers first, right, the law of large numbers and you look at what we are doing in stores and in store payroll in particular. But also that starts way upstream with the merchants and the timing of inventory flow, the value of cartons we are delivering, the number of cartons we are delivering. There is a major initiative underway to -- I will say automate but provide some science behind labor scheduling at the store level, by day, by hour and other areas of the business.

We haven't talked a lot about it but in the 2014 timeframe, we rolled out a new warehouse management system to our Columbus DC here, we learned a lot, we've got three more buildings going online this year. Again, the whole goal of that is improving the productivity in our buildings. So distribution and transportation absolutely has an opportunity going forward.

We look at other areas of the business that we are starting to get more involved in or more expertise involved in or more technology involved in. When you think about the asset protection side of our business and how we keep our stores safe and also we monitor expense and shrink performance. There is a lot of work going on in a number of different parts in the business, Matt, that give us confidence that there is an opportunity to do better than what we have been doing in the last couple of years.

So build upon the success of the past with new programs and new initiatives. It is a major part of the SPP or the strategic planning process and again, there is a cross functional team from across the business that understands they've got a certain goal to hit over the next three years.

So I am very comfortable that the expense side of the business is under control and will be further well under control over the next three years.

Matthew Boss - JPMorgan - Analyst

Great. And then second question. Can you talk to the margin profile of furniture financing here as we go forward? What the margin profile in furniture looks like versus today and any details on the Progressive agreement that you could share I think would be really helpful.

Tim Johnson - Big Lots, Inc. - EVP and CFO

The margin profile, not trying to oversimplify but it really doesn't change. This is not a cost to Big Lots or the furniture team. We are not marking down what we are selling through the program meaning we are not giving a discount to Progressive. That was a program we tested -- we tested it both ways, candidly. But the one that won out was whatever we are selling to a non-Progressive customer in terms of price is what the Progressive customer receives at retail. The financing agreement with Progressive on the back end is between Progressive and the customer, Big Lots is not involved, we don't carry the paper et cetera.

Our results to date have been very encouraging. I'm not going to go through the cost structure of it because candidly again it doesn't impact our business, that is between the customer and Progressive. But the most important part for us, Matt, is under our private-label credit card program we had less than 20% of our customers getting approved, so over 80% were getting declined.

Today that has almost tipped upside down the other way with Progressive. We anticipate somewhere between 60 and 70% of the customers will get approval at point-of-sale and candidly that number could get a little bit better if they have additional information to provide.

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MARCH 07, 2014 / 01:00PM GMT, BIG - Q4 2013 Big Lots, Inc. Earnings Conference Call

So that is really what it is all about for us, Matt. They have been a great business partner, they are helping us both from a system standpoint put technology in the store on their dime and it has been very good for our customer and the stores love it. It is generating a significant amount of volume for them, helping them achieve their plans and hopefully helping them make a whole lot more money going forward.

Matthew Boss - JPMorgan - Analyst

Great, congrats.

Operator

(Operator Instructions). Patrick McKeever, MKM Partners.

Patrick McKeever - MKM Partners - Analyst

Just one question then, I guess just following along with some of the furniture financing questions, you shared some numbers with us back -- and I apologize if you already talked about this but I have been doing a little multitasking. You shared some numbers back in the fall that the average target on a furniture sale that was financed under the test program with Progressive was three times higher than a non-financed transaction. Did that continue to be the case or has that continued to be the case more recently?

And then how much of the categories sales do you think might be I guess financed? I mean is it 20%, 25%? What was the number with the private label card understanding that that didn't have a big impact on the business overall?

Tim Johnson - Big Lots, Inc. - EVP and CFO

Patrick, private label was absolutely not a significant number to the total furniture business on an annual basis or the store's business on an annual basis. The metrics that we called out early on from test did roll through meaning the average ticket is still roughly 3 times what a non-financed transaction looks like.

I guess to put it in perspective for everybody, I don't want you to think that all of a sudden 20% to 25% of our business ends up on this type of financing, that is way, way too high and way, way too aggressive. We are really talking about to move the needle in furniture in a store on a weekly basis, we are talking about two, three, four transactions on average depending on the store. So again you are talking about if you think about three or four transactions with an incremental three or four or $500, that is what we are talking about here.

So it really is somewhat of a niche business but clearly is one of the largest furniture retailers in the country. I don't know if people realize that but we are approaching $1 billion in furniture business when you consider Upholstery, Mattresses, Casegoods and RTA furniture, there is $1 billion at play here and we know that there are customers in the past who have gone elsewhere because they need the financing and candidly they didn't qualify in our stores.

So we are trying to rectify that, we think we've got a good program and we are excited about the rollout. I'm sorry, Patrick, go ahead.

Patrick McKeever - MKM Partners - Analyst

I was just going to say how aggressive might you be on the marketing side of the program as it's rolled out across the chain?

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MARCH 07, 2014 / 01:00PM GMT, BIG - Q4 2013 Big Lots, Inc. Earnings Conference Call

Tim Johnson - Big Lots, Inc. - EVP and CFO

Well, again, depending on -- and, Patrick, I'm not sure that we have it in your market so you might not be saying this. But here in Columbus if you are a Buzz Club member or you are in the Rewards program, it is candidly it is a tagline at the bottom of almost every email I receive anyway. I know we have put it in print in certain markets as we have been in test mode. So I have full confidence in Andy Stein and his team that when we are able to make a bigger deal about it as a Company, total Company, Companywide we will absolutely do that.

Again, we are talking about reaching 1,300 of our roughly 1,500 stores. So we should be able to have a pretty big voice in the marketing of this program.

Patrick McKeever - MKM Partners - Analyst

Great, thank you.

Operator

David Mann, Johnson Rice.

David Mann - Johnson Rice - Analyst

In terms of your real estate strategy, can you talk about relative to the strategic plan, what do you think the longer-term opportunities are there, whether you are going to be growing or shrinking? And also can you talk about what you are seeing on relocations? Do you expect that number to accelerate as you go forward?

Tim Johnson - Big Lots, Inc. - EVP and CFO

Yes, David, it is early but what I would tell you is over the three-year period, I think we will likely open fewer stores than we close or said another way probably easier, we will close more stores than we open. I'm confident in saying that. Now again that is unless someone comes to us with an opportunity for a large number of stores that we just can't turn down, which hasn't happened but doesn't mean it couldn't at some point.

But absent that, I think we'll close more stores than we open over the long-range plan or over the strategic plan, and I do think that a majority of them will be focused on relocations. That is where today we have the best hit rate in terms of being successful, I'm just being candid.

We have got an existing customer there and often times we are moving a mile or two down the road, sometimes the store is getting bigger sometimes it's not. If it is getting bigger it is because now it can accommodate Furniture where we still can't in 100, 150 stores. So I think the relocation side of the new store opening equation will likely be at least half if not more. I think that is good for us. I think that answers your question.

David Mann - Johnson Rice - Analyst

No, that was very helpful. And then for my follow-up, in terms of what you are doing in the home category and that has been an area that has been I guess a struggle for awhile and it seems like that is going to be critical towards managing your gross margin. So can you talk a little bit more about how you expect the home business to improve over the next several quarters and some of the factors that you think will drive that?

David Campisi - Big Lots, Inc. - President and CEO

Sure, I will take that. As I said earlier in the call, parts of the Home business work, really performed pretty well in the fourth quarter, and we continued to see that improvement as we have moved into the month of February and early March, and primarily those are some of the categories like top

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MARCH 07, 2014 / 01:00PM GMT, BIG - Q4 2013 Big Lots, Inc. Earnings Conference Call

of bed and the utility part of the business, so both fashion and basic and in some cases running some really, really nice comps on a consistent basis. There has been a huge effort and emphasis put on that.

And what we're working on there again is back to the quality, brand, fashion, value, component is really putting in disciplines in there to ensure that we have a very well thought out assortment that is very tasteful and I have said to you guys many times before, a lot of work has gone into ensuring that we don't buy ugly, and the guys have heard that over and over again.

We don't want to buy closeouts that nobody else wants. It is a very important part of the strategy as well as improving our penetration of never outs and in and outs as well. And when you take a look at what we did in Hard Home, which is the other side of it, we believe that we can grow those Home categories like Cookware, Kitchen Gadgets, the Tabletop categories, Dinnerware, Flatware. Again, we have a new divisional merchandise manager in there. He is very skilled, very seasoned and a new general merchandise manager in Home as well as Furniture, and I think that you will see continuous improvement over the next two to three quarters to the point where that area will start performing very consistently like the other businesses have over the years.

And a critical tie-in to Furniture, there was a reason why we took Home decor and the Frame side of the business and moved it into Furniture because those two businesses belong together. And again, I can't overemphasize how siloed we were in these categories of merchandise in our Company. And today along with our stores and the marketing group as we advertise and put things together, we will start to see momentum in that Home business and as you know, it is a higher-margin area so we needed to perform to help with the mix. And I am very, very confident in that team that that is going to happen.

David Mann - Johnson Rice - Analyst

Great, thank you. Good luck.

Operator

Jeff Stein, Northcoast Research.

Jeff Stein - Northcoast Research - Analyst

Good morning, guys, a couple of questions. First of all, David, wondering if you could just talk about where you think the right inventory turn is for this business and what the appropriate closeout mix for the business is?

And then a follow-up for TJ. I'm wondering given the fact that you may close more stores than you open over the next couple of years, this would almost suggest to me that your CapEx is going to be kind of flattish to down generating a lot of free cash flow. Should we expect kind of a re-ramp of your share buyback program over the next several years? Thank you.

David Campisi - Big Lots, Inc. - President and CEO

I will take the first one, Jeff. Obviously I don't have a number in front of me on the inventory turn but all I can tell you is it needs to improve and it needs to go up, not down and the merchants are signed up to that, and it will take us time to get there but we believe that that inventory per square foot number that TJ talked about at $1.70 a foot is absolutely doable and achievable and the merchants are focused on that.

Your second question on the closeout penetration, again it is our heritage, it is very critical but it varies by business, and I think that is what is really important that we talk about. There are categories where we are 90%, okay. There are categories where we are 35%. It just depends on the business, so we have to be very careful when we make a commitment on what that penetration should be.

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MARCH 07, 2014 / 01:00PM GMT, BIG - Q4 2013 Big Lots, Inc. Earnings Conference Call

But what is important is what we buy, right, so when we worked the deal with Hostess and got the official thrift name and put into our brand and you look at that product, that raised some eyebrows. That was a big, big launch and those are the kind of closeouts we want to do. When you look at the things that we want to do in the Home, we want to make sure it hits those three components. There has got to be quality behind that closeout.

So I don't put a percentage on any of these businesses because it can move from 30% to 50% and up and down. It is really more of how we manage it and we don't turn down closeouts if it fits that criteria. And candidly in the consumer -- Consumables area, there has been a couple of really, really big ones from one of the big players out there that we are really excited about.

So we just continue to focus on those three closeouts, in and outs and never outs and we plan the never outs and then the rest of it we really, really manage in a much more -- again ECRS and quality fashion brand - quality, brand, fashion, value components we make a difference in how we go to market. So very difficult to give you a total number but it is still critical to how we operate the business.

Tim Johnson - Big Lots, Inc. - EVP and CFO

Yes, Jeff, the last part of your question I think again, June is a more appropriate time to answer that when we get all aspects of the strategic plan finalized and in front of the Board and then in front of investors and analysts. I think your first assumption is correct, with the new stores around about this 30 number or plus or minus over the next couple of years, the CapEx associated with the new stores in the next three years will be less than it has been in the last three years. I do feel comfortable saying that.

But what needs to get fully flushed out in the plan are some of the investments that we want to make in other parts specifically in systems as we talked about for this year, some of that translates into next year, and also just looking at the overall infrastructure and kind of maintenance of stores and distribution centers as well.

So it is too early to make a call on that, but today I think what we show to our investors and analysts who follow the Company is with full Board support, announcing a share repurchase program today, we are telling you that we do feel more comfortable in where the business is heading than we did three to six to nine months ago. We've worked through the strategic plan process enough to know that we are comfortable investing this year's cash flow and returning it to shareholders, and we think that that is appropriate at this time. But difficult to forecast share repurchase and/or potential other activity that can return cash to shareholders in the future.

Jeff Stein - Northcoast Research - Analyst

Thanks.

Operator

Dan Wewer, Raymond James.

Dan Wewer - Raymond James - Analyst

Tim, I wanted to talk a second about the 6% operating margin goal. I recognize you are still in the early phases in planning this. But from about 2009 through 2011, your domestic operating margins were about 100 basis points higher than that, and so when we think about 2016 and think about (inaudible) the possible, why could operating margins from Big Lots not get back to that -- those historic lifetime highs?

Tim Johnson - Big Lots, Inc. - EVP and CFO

Dan, I don't think we are indicating that they can't. I think what we're indicating is what we can say for the next three years. So to specifically answer your question, I think we are not trying to put a limit on where operating margins can go, but it is a function of time. I mean recognize that our

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MARCH 07, 2014 / 01:00PM GMT, BIG - Q4 2013 Big Lots, Inc. Earnings Conference Call

guidance that we just gave for 2014 or the first year of the three-year plan is that it is at an operating margin rate of 4.5% or slightly less. So to think that we can move the needle by more than 150 or 200 basis points in what will end up being a two-year period both 2015 and 2016, we think that is a little aggressive for where we are at this point.

Again if we get surprised to the upside and we can knock out a couple of years at better than a low single digit comp, good for us, and that ought to translate to more leverage. But in terms of how we are strategizing and planning the business right now coming off of eight quarters in a row of negative comps, we think moving into this in expectation of a low single-digit comp was more appropriate for where we are today.

Dan Wewer - Raymond James - Analyst

And the second question I had, I recognize the earnings pressure you alluded to in the first half of 2014 but to achieve the annual guidance that would assume a backloaded earnings model this year. What do you see that makes you confident that we will begin to see that kind of profit recovery starting in 3Q?

Tim Johnson - Big Lots, Inc. - EVP and CFO

Two or three things. I think you start with the top line, I think clearly with our expectation for Q1 comps versus total year as we mentioned, it is an accelerating comp throughout the year. I would put it back and tell you the cooler and freezer rollout started towards the end of January, it will last through the summer months. That should only build comps as the year goes on.

The furniture financing rollout in a more robust way will start late in the first quarter through the second and should only build comps as the year goes on.

And third and maybe most importantly, the elements that David and the merchants are working on to improve the more discretionary categories in the store and the quality and the fashion and the value in those categories that David mentioned should only help as the year goes on. So comps and top line are a big, big part of that.

Candidly getting into the second half of the year and getting past the impact of the "edit to amplify" strategy, not just on margins but on store level labor should only help the profit recovery as the year goes on.

And then from an expense standpoint again not just in stores but also in some of the rollout activity with our WMS systems and distribution and transportation which are primarily focused on the front half of the year, the expense performance should only improve as the year goes on. So there are certainly unique things happening here in the front part of the year that will be complete as we go into the back half of the year.

Dan Wewer - Raymond James - Analyst

And just the last question I had, looking at the other side of the share buyback, that $125 million will consume most of your free cash flow this year. David, I was curious, does the Board say perhaps we should just dramatically increase our Capex budget, revamp the stores at a much faster rate to become more competitive and that might give you a longer-term benefit in buying back stock?

David Campisi - Big Lots, Inc. - President and CEO

The conversation didn't take place at all this week. It was completely the opposite, and candidly TJ and his team did a lot of work on that, and we presented that to the Board and they were 100% behind that buyback. There was never any conversation about increasing the CapEx. If you want to add to that, TJ.

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MARCH 07, 2014 / 01:00PM GMT, BIG - Q4 2013 Big Lots, Inc. Earnings Conference Call

Tim Johnson - Big Lots, Inc. - EVP and CFO

No. I think that capsulizes it. I think again internally and externally with advisors outside the Company, we got very comfortable with the repurchase program well within our cash flow expectations for this year. I think we are investing in stores and for the future in some of the initiatives that we mentioned. So I think the Board got very comfortable with not only with the repurchase efforts but also the overall plan for this year.

Dan Wewer - Raymond James - Analyst

Great, thank you. And good luck.

Operator

Brad Thomas, KeyBanc Capital Markets.

Brad Thomas - KeyBanc Capital Markets - Analyst

Just wanted to follow up about the overall outlook for same-store sales. It is clear you have a couple of exciting drivers to look forward to here. But just looking at the other side of the coin, could you maybe just help us think about perhaps any categories that you were deemphasizing and that could that be a potential drag for you and any categories that the Company may struggle with a little bit more this year just so we maybe get a better picture of how you are thinking about that balance?

David Campisi - Big Lots, Inc. - President and CEO

Sure, Brad. I will answer that by telling you that if you recall from the last earnings call, we took a position in Q4 to take a lot of markdowns in those exit categories that we mentioned, and we actually were very pleased with the wind down on that inventory. We still have this first half to go to completely make it go away. But I would tell you that we know what the number is and it is built into the financial plan, the merchants know what they have to achieve to offset exiting things that I mentioned before like the Plumbing categories and parts of Electronics, TVs, the downtrend in Tablets, the Apparel, hanging apparel business. We believe that our Company can accelerate things like the Sock business and the Lingerie business has been very, very strong.

But within those categories, there are things that need to go away, Paint, again those are the businesses that we reduced, and we feel very comfortable with that exit strategy and the number that we can offset by growing. Candidly the one area we continue to talk about in the Company if I really look at historical numbers over the last eight years, the Home business is the area that owes the Company the largest sales increase while at the same time, we have such a strong team in Food today and Consumables and the growth you are saying in those categories like Pet and Paper and really all of the -- we are getting some brands in the Health and Beauty Aid area that that buyer in there is doing a fantastic job of getting brands that we were not able to acquire prior to that.

And it is worth a mention to all of you guys that Rich Chene, who has come in as the Chief Merchant, has brought in a lot of other disciplines on top of the ones I talked a lot about, the "edit to amplify", the [QBFV] and the ECRS were things I brought to the Company. But Rich is very disciplined on the vendor relations side of the business with what he calls smart goals. And the buyers -- I just was with that whole group a couple of days ago -- are just absolutely energized because of how we go to market today versus how we went to market before and how we work with the big guys is just -- it is a complete 180 from where we were.

And it is exciting. So I want you guys to understand we are starting to make real progress and we will clearly offset these exit strategies and continue to drive home the categories that we win in, categories that are ownable, and categories and classifications that Jennifer wants and expects from us.

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MARCH 07, 2014 / 01:00PM GMT, BIG - Q4 2013 Big Lots, Inc. Earnings Conference Call

Brad Thomas - KeyBanc Capital Markets - Analyst

Very helpful, thank you, Dave.

Operator

Dutch Fox, FBR Capital.

Dutch Fox - FBR Capital - Analyst

Hey, good morning, congratulations on a good quarter, it looks like the turnaround is definitely underway. I have got two questions.

First off, there has been a lot of talk about comp this morning. There is a ton of moving parts. Your guidance for FY 14, can you give just a little bit more color and detail on the components of comp, how you get to them? Are you looking for more store visits, better conversion, improvement in ticket, improvement in transaction numbers or units per transaction? That is my first question.

And secondly, you have talked previously about adding talent to different areas of the organization and specifically what I wanted to ask about is you talked about adding to your merchant organization obviously at the top end but also some of kind of the worker bee and also at that management, the store level management in particular. Can you talk about where you are in that process and when you expect to see those organizations -- the headcount and staffing where you really want them to be? Thank you.

Tim Johnson - Big Lots, Inc. - EVP and CFO

Dutch, this is TJ. I will take the first piece. The answer to your question on comps and the components, yes. I mean we have strategies in place to work on all elements of the comp, we are not going to forecast out transactions versus ticket versus average item retail versus unit. But I am comfortable in saying we have strategies in place at the Company level but also within categories to try to drive each of those levers.

If you think about coolers and freezers as an example, clearly there is a unit play there, clearly there is a customer traffic play there, conversion play there. If you think about furniture financing again, that is a big-ticket product, that is more of a basket play, so to speak. So I am not trying to minimize the question, I'm just trying to suggest to you that we absolutely monitor all of those metrics on a daily basis by store, by area of the country, et cetera, and we believe we've got strategies not just in 2014 but longer-term to try to make progress on all of them.

And then I will defer to David on the second question in terms of personnel progress and merchandising in stores.

David Campisi - Big Lots, Inc. - President and CEO

Yes, Dutch, this is David. So I hope I understood your question, I will start with the corporate office and start with merchandising. We have the organization in place, we have the CMO, Rich, and the three general merchandise managers underneath him in place, and we are just about ready to fill the final divisional merchandise manager role in the Home and make some other organizational changes in there to fill another open position very soon.

So that area is buttoned up big time and really, really starting to hum. As you move into the marketing area, as you all know, we brought in Andy Stein and hopefully if you guys haven't seen the Hostess, the two viral videos that went out, you really need to go into the Big Lots -- all you need to do is Google Hostess Big Lots and those two viral videos that Andy brought to the table and his team, this is fantastic stuff.

So we got Andy in place as our Chief Customer officer. He's got two strong vice presidents in there and he is building out the e-commerce team. We are in search of a VP of e-commerce but we are very close. That is an area where we have added a pretty high level of headcount as well.

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MARCH 07, 2014 / 01:00PM GMT, BIG - Q4 2013 Big Lots, Inc. Earnings Conference Call

And then the stores piece, the third leg of the stool, obviously very critical, candidly Lisa and I had a great interview yesterday and we got a few more guys to talk to fill that major role and then we will have that senior vice president in place here shortly.

And Lisa, as you know, our Chief Operating Officer, the stores organization reports up to her and she is very, very engaged with our seven regional vice presidents out there, a very strong team, they know as well as I do -- they all carry a card with them that has a list of eight things what leaders do and the very first thing on there, and this is important, Dutch, that you understand how we think in our Company today. Great leaders relentlessly upgrade their team using every encounter as an opportunity to evaluate, coach and build self-confidence.

It is a different mindset that we have. The stores are completely focused on Jennifer but at the same time, we have to continuously and relentlessly upgrade our teams and that is an ongoing and always will be an ongoing process.

Dutch Fox - FBR Capital - Analyst

Great, thank you very much.

David Campisi - Big Lots, Inc. - President and CEO

I hope that answers your -- okay, thank you.

Dutch Fox - FBR Capital - Analyst

Yes it does, thank you.

Andy Regrut - Big Lots, Inc. - Director of IR

Okay, thank you everyone. That concludes today's call.

Operator

Ladies and gentlemen, this does conclude today's presentation. A replay of this call will be available to you within the hour and will end at 11:59 PM on Friday, March 21, 2014. You can access the replay by dialing toll-free USA and Canada, 888-203-1112 and entering replay passcode 202-1661; International number 719-457-0820 with the replay passcode of 202-1661.

Thank you for your participation. You may now disconnect.

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